EXHIBIT 23.2


                  INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Broad National Bancorporation


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Broad National Bancorporation of our report dated January 15, 1998, relating to the consolidated statements of condition of Broad National Bancorporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the Annual Report on Form 10-K of Broad National Bancorporation for the year ended December 31, 1997, incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Experts".



                                   KPMG Peat Marwick LLP




Short Hills, New Jersey
January 21, 1999